EXHIBIT 10.16

OPTION AGREEMENT

This OPTION AGREEMENT (“Agreement”) to acquire property is made this 18th day of, April 2006 (“Effective Date”) by and between Jacobs Entertainment, Inc., a Delaware corporation, hereinafter referred to as PURCHASER, and Flats Development, Inc., an Ohio corporation, hereinafter referred to as SELLER.

WITNESSETH:

SELLER hereby grants PURCHASER the Option to purchase certain property in Cleveland, Ohio as follows:

1.                                       GRANT OF OPTION:  For two (2) years (“Option Period”) following the Effective Date SELLER grants to PURCHASER the option to purchase (“Option”) the property outlined herein. Such Option Period may be extended for two (2) additional years at the election of the PURCHASER by notifying SELLER in writing of its intention to extend such Option Period within thirty (30) days prior to the expiration of the Option Period (“Extension Notice”).

2.                                       OPTION PRICE:  PURCHASER shall pay to SELLER $50,000 (“Option Payment”) upon execution of this Agreement and on each anniversary of the Effective Date including after the Extension Notice, as consideration for such Option. The Option Payments shall be non-refundable but applicable against the Purchase Price.

3.                                       PROPERTY:  That certain property on the West Bank of the Cuyahoga River in Cleveland, Ohio forming part of the parking lot of the Nautica Entertainment Complex (“Nautica”) comprised of land approximately 76,913 s.f. and improvements thereon, if any, and which are Parcels # 003-17-015, and approximately 17% of Parcel # ###-##-#### on the Tax Maps for Cuyahoga County, Ohio, as well as a reversionary interest at June 26, 2026 in land comprised of approximately 380,795 s.f. (“Property”). A map of the Property is attached as Exhibit A.

4.                                       PURCHASE AGREEMENT. The Purchase Agreement between the parties (“Purchase Agreement”) shall reflect the terms of this Agreement and be in substantially the same form as that attached as Exhibit B. The Purchase Agreement shall be executed within five (5) days following exercise of the Option as provided herein.

5.                                       DUE DILIGENCE:  Upon execution of this Agreement, PURCHASER will evaluate the Property. During such evaluation, PURCHASER shall conduct such tests as it deems necessary in its sole discretion, including but not limited to environmental and geotechnical tests and preparation of a survey and title report. SELLER shall cooperate with PURCHASER during its evaluation, including providing access to the Property, and provide to PURCHASER copies of existing reports concerning the Property. The PURCHASER shall conduct its evaluation so as not to impede or otherwise effect or inconvenience SELLER’S use or enjoyment of the Property or any business conducted thereon.

6.                                       EXERCISE OF THE OPTION:  If PURCHASER decides to exercise the Option granted herein, PURCHASER will notify the SELLER of its decision in writing before the end of the Option Period and the parties shall proceed to Purchase Agreement execution as provided herein. The Option may be exercised at any time during the Option Period, as extended. If the PURCHASER does not notify SELLER before the end of the Option Period, then this Option Agreement shall expire and neither party shall have any further liability hereunder.

7.                                       NOTICES:  Any notice, request or demand required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if, delivered by hand by messenger at the address of the intended recipient, sent prepaid by Federal Express (or a comparable guaranteed overnight delivery service), or deposited in the United States first class mail (registered or certified, postage prepaid, with return receipt requested), addressed to the intended recipient, at the intended recipient’s address set forth below, or at such other address as the intended recipient may have specified by written notice to the sender given in accordance with the requirements of this Paragraph. Any such notice, request or demand so given shall be deemed given on the day it is delivered by messenger at the specified address, or on the day of deposit in the United States Mail, as the case may be.

For the SELLER:	Mrs. Helen Chaney
711 Spindlewood
Fearrington Post
Pittsboro, NC 27312

With a Copy to:	David R. Frankstone
1414 Raleigh Road, Suite 320
The Exchange West at Meadowmount
Chapel Hill, NC 27517

For the PURCHASER:	Stephen A. Roark, CFO
Jacobs Entertainment, Inc.
17301 West Colfax
Golden, Colorado 80401

With a Copy to:	Samuel E. Wing, Esq.
Jones & Keller
1625 Broadway, Suite 1600
Denver, Colorado 80202

8.                                       CHOICE OF LAWS:  This Agreement shall be governed by the laws of the State of Ohio, without regard to conflict of laws principles.

9.                                       AUTHORITY:  Each party signing below warrants and represents that he or it has the authority to execute this Agreement. This Agreement shall be binding on and inure to the benefit of each party’s successors and assigns.

10.                                 SALES COMMISSION:  The parties acknowledge that neither has been represented by a real estate broker or other agent in this transaction and each party agrees to defend and indemnify the other from and against any and all claims of a third-party real estate broker or agent for commissions being made though such party.

11.                                 ASSIGNMENT. This Agreement may be assigned by the PURCHASER to an entity in which it owns a controlling interest or to an entity acquiring all or substantially all of the assets of the PURCHASER.

12.                                 COUNTERPARTS. This Agreement may be executed in one or more counterparts, together which constitute the Agreement.

13.                                 ENTIRE AGREEMENT: This Agreement together with the Purchase Agreement, contain the entire agreement between the parties hereto relating to the Property and shall not be amended or modified unless set forth in writing between the parties.

Agreed and Accepted as of the Effective Date.

PURCHASER:

Jacobs Entertainment, Inc.

	By:	/s/ Stephen R. Roark

	Name:	Stephen R. Roark

	Title:	Chief Financial Officer

SELLER:	Flats Development, Inc.

	By:	/s/ Helen Chesney

	Name:	Helen Chesney

Title: